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                                                                      EXHIBIT 99

CASE                                                                News Release
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CASE CORPORATION        700 STATE STREET       RACINE, WI 53404       U.S.A.
-HTTP://WWW.CASECORP.COM



For more information, contact:


William B. Masterson  (414) 636-5793


For Immediate Release


             CASE CORPORATION ANNOUNCES CALL FOR REDEMPTION OF ITS
                SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK

     Racine, Wisconsin (June 2, 1999) -- Case Corporation (NYSE:CSE) announced today that it is calling for redemption all 1.5 million outstanding shares of its Series A Cumulative Convertible Preferred Stock on July 6, 1999. The preferred stock was issued as part of the capital structure created for Case at the time of its initial public offering in 1994, and is being redeemed by the company at the first opportunity under the terms of the issue.

     Holders of preferred stock have two options regarding their shares. Holders may convert each share of preferred stock for 2.2686 shares of Case common stock. Based upon the closing price of Case common stock on the New York Stock Exchange on June 1, 1999 ($47.1875), preferred stock holders would receive common stock valued at $107.04956 for each share of preferred stock. The second option for preferred stock holders is to accept the company's redemption price of $51.286 per share of preferred stock, plus accrued and unpaid dividends of $.0734 per share from July 1, 1999 to the redemption date, for a total redemption price of $51.3594. The annual dividend on the preferred stock is $4.50 per share. Case preferred stock holders of record on May 28, 1999, will receive a second quarter dividend of $1.125 per share for the quarter ended June 30, 1999.

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     Case has appointed First Chicago Trust Company of New York as its
Conversion and Redemption Paying Agent. A formal notice of redemption and detailed procedural information are being sent to all holders of preferred stock on June 2, 1999. After 5:00 p.m. E.S.T. on July 6, 1999, preferred stock will no longer be convertible and dividends will cease to accrue thereon.

     Case Corporation is a leading worldwide designer, manufacturer and distributor of agricultural and construction equipment and offers a broad array of financial products and services. Headquartered in Racine, Wisconsin, Case had 1998 revenues of $6.1 billion and sells its products in 150 countries through a network of approximately 4,900 independent dealers.

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